Amendment No. 1 dated November 26, 2013 to the Pricing supplement dated (To Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The purpose of this Amendment No. 1 to the Pricing Supplement dated November 25, 2013 (the “Original Pricing Supplement”) is to correct THE Participation Rate that appeared in the Original Pricing Supplement.

US$1,000,000

Relative Performance NOTES Linked to the Barclays 10Y Treasury Futures Index™ and THE S&P 500® INDEX DUE NOVEMBER 29, 2018

GENERAL TERMS:
Principal Amount:	US$1,000,000	Issuer:	Barclays Bank PLC
Issue Price:	100%	Series:	Global Medium-Term Notes, Series A
No Interest Payments:	The Notes do not bear interest.	Original Issue Date:	November 29, 2013
Original Trade Date:	November 25, 2013(*)	Maturity Date:	November 29, 2018(*)
Final Valuation Date:	November 26, 2018(*)
CUSIP /ISIN:	06741TZ91/US06741TZ919	Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
Indices:

S&P 500® Index (the “Long Index”) and the Barclays10Y Treasury Futures Index™ (the “Short Index”).  The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the Indices, see “Information Relating to the Indices” below and “Non-Proprietary Indices –Equity Indices- S&P 500® Index” in the accompanying Index Supplement and “Proprietary Indices-Barclays 10Y Treasury Futures Index™” in the accompanying Index Supplement.

PAYMENT AT MATURITY TERMS:
Payment at Maturity:

If the Long Index Return is equal to or greater than the Short Index Return, the Issuer will repay the principal amount plus pay a return equal to the Relative Return multiplied by the Participation Rate.  Accordingly, the payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 × Relative Return × Participation Rate )

If the Long Index Return is less than the Short Index Return, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return.  Accordingly, the payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 ×  Relative Return)

If the Long Index Return is less than the Short Index Return, the Relative Return will be negative, and you will lose some or all of your initial investment at maturity.  The Relative Return will be negative if, between the Original Trade Date and the Final Valuation Date, the Short Index outperforms the Long Index, which will be the case if: (a) both Indices appreciate but the Short Index appreciates by a greater percentage than the percentage that the Long Index appreciates, (b) the Long Index depreciates while the Short Index remains flat or appreciates or (c) both Indices depreciate but the Long Index depreciates by a greater percentage than the percentage that the Short Index depreciates.

[Terms of Notes continue on next page]

	Price to Public	Agent’s Commission (1)(2)	Proceeds to Barclays Bank PLC
Per Note	100.00%	3.00%	97.00%
Total	$1,000,000	$30,000	$970,000

1 Our estimated value of the Notes on the Original Trade Date, based on our internal pricing models, is $926.50 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” below.

2 Barclays Capital Inc. will receive commissions from the Issuer equal to 3.00% of the principal amount of the notes, or $30.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Issuer Credit Risk” in this pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Factors” on page PS–3 below.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Index Return:	For each Index, the performance of the Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:	Participation Rate:	140%

Final Index Level – Initial Index Level
Initial Index Level
Initial Index Level:	1,802.48 in respect of the Long Index and 202.7262 in respect of the Short Index, which in each case is the closing level of the Index on the Original Trade Date.	Final Index Level:	For each Index, the Index Level on the Final Valuation Date.
Long Index Return:	The Index Return calculated in respect of the Long Index.	Short Index Return:	The Index Return calculated in respect of the Short Index.
Relative Return:	A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows: Long Index Return – Short Index Return
OTHER TERMS:
Index Level:

With respect to the Short Index, for any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “BXIIUS10” or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in below.

With respect to the Long Index, for any for any Index Business Day, the closing value of the S&P 500® published at the regular weekday close of trading on that Index Business Day as displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Scheduled Trading Day:	Any day that the Indices are published that is also an Index Business Day, as determined by the Calculation Agent in its sole discretion.
Index Business Day:

With respect to the Short Index, any day, as determined by the Calculation Agent, that the Chicago Board of Trade is scheduled to be open for trading, other than a day on which a Market Disruption Event occurs or is continuing with respect to the Short Index or a day on which the index sponsor of the Short Index fails to publish the Short Index.

With respect to the Long Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each component of such Underlying Index is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange, other than a day on which a Market Disruption Event occurs or is continuing with respect to the Long Index or a day on which the index sponsor of the Long Index fails to publish the Long Index.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation, or executive order to close.

Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	Barclays Bank PLC

(*) Subject to postponement in the event of a Market Disruption Event and as described under “Reference Assets-Baskets-Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”, “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, “Reference Assets-Indices-Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Interest Rates, Currency Exchange Rates or Other Assets or Variables (Other than Equity Securities or Commodities)” and “Term of the Notes-Maturity Date” in the accompanying prospectus supplement (for purposes of such market disruption event provisions in the prospectus supplement, each Index will be deemed a “basket component”, together comprising a “basket”).

We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement date July 19, 2013, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon this pricing supplement, the prospectus, the prospectus supplement and any relevant preliminary pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you this pricing supplement, the prospectus, the prospectus supplement and any relevant preliminary pricing supplement if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the pricing date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the pricing date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the pricing date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 12 months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Factors” beginning on page PS-3 of this pricing supplement.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•                  You Will Lose Some or All of Your Principal If the Relative Return Is Negative—The Notes do not guarantee any return of principal.  The return on the Notes at maturity is dependent on the Relative Return, which is the Long Index Return minus the Short Index Return.  The outright performance levels of each Index are not individually relevant to the return on the Notes.  You will not realize a positive return on your investment in the Notes unless the Relative Return is positive, whereas a negative Relative Return will result in the loss of some or all of your investment.  A negative Relative Return will result any time that (i) the Short Index Return exceeds the Long Index Return, even if each of the Long Index Return and Short Index Return are positive amounts or (ii) the decrease in the level of the Short Index is less than the decrease in the Long Index when the Long Index Return and Short Index Returns are negative amounts.  Consequently, you will lose some or all of your investment if the Short Index outperforms the Long Index over the term of the Notes.

•                  Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal provided at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Notes.

•                  No Interest Payments—The Notes do not bear interest.  The return on the Notes, if any, is limited to the relative performance of the Indices from the Original Trade Date to the Final Valuation Date.

•                  The Payment at Maturity on Your Notes is Not Based on the Levels of the Indices at Any Time Other than the Final Valuation Date — The Final Index Levels and the Relative Return will be based solely on the closing levels of the Indices on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of one or both Indices moves precipitously on the Final Valuation Date to negatively impact the Relative Return, the payment at maturity on your Notes, if any, may be significantly less than it would otherwise have been had the payment at maturity been linked to the levels of the Indices at a time prior to such movement. Although the level of one or both Indices on the Maturity Date or at other times during the life of your Notes may reflect greater outperformance of the Long Index relative to the Short Index or lesser underperformance of the Long Index relative the Short Index than on the Final Valuation Date, you will not benefit from the level of the Indices at any time other than the Final Valuation Date.

•                  Owning the Notes is Not the Same as Owning the Stocks Comprising the Long Index — The return on your Notes will not reflect the return you would realize if you owned the stocks included in the Long Index.  As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Long Index would have.

•                  The Notes Do Not Represent an Investment in a Basket of the Indices—The Notes do not represent an investment in a basket of the Indices.  If the Short Index Return exceeds the Long Index Return, the Relative Return will be negative and you will lose some or all of your principal, regardless of the outright performance of each of the Indices.  The benefit to you of any increase in the level of the Long Index may be offset or negated entirely by increases in the level of the Short Index.  You will not benefit from any increase in the level of the Short Index, regardless of the performance of the Long Index.  In addition, a decline in the level of the Short Index may not benefit you unless the Long Index declines by a lesser amount as the return on the Notes is dependent on the relative performance of the Indices.

•                  You Will Not Have Rights in the 10Y Treasury Futures —The Short Index reflects the returns available by maintaining a rolling position in 10-Year U.S. Treasury Notes futures contracts (the “10Y Treasury futures” and each, a “10Y Treasury futures contract”).  At any given time, the Short Index is comprised of a single 10Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 10Y Treasury futures contract”, or the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract.  Investing in the Notes is not equivalent to investing directly in a succession of 10-Year U.S. Treasury Notes futures contracts, and you will not have rights that investors in 10Y Treasury futures may have.

•                  The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Notes to maturity.  If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Relative Return even if such return is positive. You can receive the full benefit of the Participation Rate from the Issuer only if you hold your Notes to maturity.

•                  Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity (subject to Issuer credit risk), the original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.  As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                  Lack of Liquidity— The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Barclays Bank PLC or its affiliates may hold inventory in the Notes, which may further impair the development of a secondary market.   Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Bank PLC is the Index Sponsor (the “Index Sponsor”) for the Short Index.  The Index Sponsor is responsible for the composition, calculation and maintenance of the Short Index.  The Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Short Index, and any such judgments or actions may adversely affect the value of the Notes. The role played by Barclays Bank PLC as Index Sponsor, and the exercise of discretion described herein could present it with significant conflicts of interest in light of the fact that Barclays

Bank PLC is the issuer of the Notes.  The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions.  The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Our Business Activities May Create Conflicts of Interest— We and our affiliates expect to engage in trading activities related to equity securities underlying the Long Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to components of the Indices or the Indices, or other derivative instruments with returns linked to futures, interest rates, components of the Indices or the Indices that are not for the accounts of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Indices, could be adverse to the interests of the holders of the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the pricing date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the pricing date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the Indices.    Such market making activities, trading activities and other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Many Economic and Market Factors Will Impact the Value of the Notes— The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date.  You may also sustain a significant loss if you sell the Notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Notes.  In general, we expect that changes in the levels of the Indices will affect the market value of the Notes more than any other factors. Other factors that may influence the market value of the Notes include:

o                supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

o                the expected volatility of the Indices;

o                the market price and dividend rate on the component stocks underlying the Long Index;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events; and

o                our creditworthiness, whether actual or perceived, including actual or anticipated downgrades in our credit ratings.

•                  The Closing Price of the Relevant 10Y Treasury Futures Contract May Not Be Readily Available—The closing price of the relevant 10Y Treasury futures contract is calculated and published by the Chicago Board of Trade (CBOT). The closing price of the relevant 10Y Treasury futures contract is used to calculate the level of the Index.  Any disruption in CBOT trading of the relevant 10Y Treasury futures contract could delay the release or availability of the closing price.  This may delay or prevent the calculation of the Short Index.

•                  Historical Levels of the Indices Should Not Be Taken as an Indication of the Future Performance of the Indices During the Term of the Notes—It is impossible to predict whether the Indices will rise or fall. The actual performance of the Indices over the term of the Notes, as well as the amount payable at maturity may bear little relation to the historical level of the Indices.

•                  The Policies of the Index Sponsors and Changes That Affect the Composition and Valuation of the Indices—The policies of the Index Sponsors concerning the calculation of the levels of the Indices could affect the value of the Indices and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity.  The Index Sponsors may modify the methodology for calculating the value of the Indices.  In addition, under a number of circumstances the index sponsor may make certain changes to the way in which the Indices are calculated.  The Index Sponsors may also discontinue or suspend calculation or publication of the Indices, in which case it may become difficult to determine the market value of the Indices.  Any such changes could adversely affect the value of your Notes.  If events such as these occur, or if the value of either of the Indices is not available or cannot be calculated for any reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of such Index.  The Index Sponsors will not be obligated to take into account your interests in making any decisions relating to the Indices.

HYPOTHETICAL EXAMPLES-DETERMINING PAYMENT AT MATURITY

The table and examples below illustrate the payment at maturity for a $1,000 principal amount Notes on a hypothetical offering of the Notes, assuming an Initial Index Level of 1,802.48 in respect of the Long Index, an Initial Index Level of 202.7262 in respect of the Short Index, a Participation Rate of 140% (and a range of Final Index Levels for the Long Index and the Short Index as set forth below).  The actual Final Index Level will be determined on the Final Valuation Date.  Numbers in the examples below have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Securities.

The table above and the diagram below illustrate hypothetical payments at maturity for a $1,000 principal amount Notes for a range of Index Returns in respect of the S&P 500® Index and the Barclays US 10Y Treasury Futures Index™.  The actual Index Returns may be below or above what is represented, and you may lose up to 100% of your initial investment.

PAYMENT AT MATURITY DIAGRAM

The blue solid line in the graph above represents the return on investment of the Notes, while the orange dotted line represents the Relative Return.

The following hypothetical examples illustrate how the payment at maturity will be calculated, based on the assumptions set forth above.

Example 1—On the Final Valuation Date, the Long Index closes at 2,253.10, which is 25% above the Initial Index Level of 1,802.48, and the Short Index closes at 182.4536, which is 10% below the Initial Index Level of 202.7262.

Step 1: Calculate the Index Return for each Index.

Index	Index Starting Level	Index Ending Level	Index Return
S&P 500® Index (the Long Index)	1,802.48	2,253.10	25%, which equals the Long Index Return
Barclays US 5Y Treasury Futures Index™ (the Short Index)	202.7262	182.4536	-10%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

25% – (–10%) = 35% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is greater than the Short Index Return, the Issuer will repay the principal amount plus pay a return equal to the Relative Return multiplied by the Participation Rate. Accordingly, the payment at maturity of $1,490.00 per $1,000 principal amount Note would be calculated as follows:

$1,000 + ($1,000 × Relative Return × Participation Rate)

$1,000 + ($1,000 × 35% × 140%) = $1,490.00

Example 2— On the Final Valuation Date, the Long Index closes at 2,253.10, which is 25% above the Initial Index Level of 1,802.48, and the Short Index closes at 253.4078 which is 25% above the Initial Index Level of 202.7262.

Step 1: Calculate the Index Return for each Index.

Index	Index Starting Level	Index Ending Level	Index Return
S&P 500® Index (the Long Index)	1,802.48	2,253.10	25%, which equals the Long Index Return
Barclays US 5Y Treasury Futures Index™ (the Short Index)	202.7262	253.4078	25%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

25% – 25% = 0% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is equal to the Short Index Return, the Issuer will repay the principal amount plus pay a return equal to the Relative Return multiplied by the Participation Rate. Accordingly, the payment at maturity of $1,000 per $1,000 principal amount Security would be calculated as follows:

$1,000 + ($1,000 × Relative Return × Participation Rate)

$1,000 + ($1,000 × 0% × 140%) = $1,000

Example 3— On the Final Valuation Date, the Long Index closes at 1,351.86, which is 25% below the Initial Index Level of 1,802.48, and the Short Index closes at 162.1810, which is 20% below the Initial Index Level of 202.7262.

Step 1: Calculate the Index Return for each Index.

Index	Index Starting Level	Index Ending Level	Index Return
S&P 500® Index (the Long Index)	1,802.48	1,351.86	-25%, which equals the Long Index Return
Barclays US 5Y Treasury Futures Index™ (the Short Index)	202.7262	162.1810	-20%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

-25% – (–20%) = -5% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is less than the Short Index Return, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return.  Accordingly, the payment at maturity of $950.00 per $10 principal amount Security would be calculated as follows:

$1,000 + ($1,000 × Relative Return)

$1,000 + ($1,000 × -5%) = $950.00

Example 4— On the Final Valuation Date, the Long Index closes at 1,351.86, which is 25% below the Initial Index Level of 1,802.48, and the Short Index closes at 253.4078, which is 25% above the Initial Index Level of 202.7262.

Step 1: Calculate the Index Return for each Index.

Index	Index Starting Level	Index Ending Level	Index Return
S&P 500® Index (the Long Index)	1,802.48	1,351.86	-25%, which equals the Long Index Return
Barclays US 5Y Treasury Futures Index™ (the Short Index)	202.7262	253.4078	25%, which equals the Short Index Return

The Index Returns set forth in the table above reflect the performance of each Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:

Final Index Level – Initial Index Level
Initial Index Level

Step 2: Calculate the Relative Return.

A percentage equal to the Long Index Return minus the Short Index Return, calculated as follows:

Long Index Return – Short Index Return

–25% – (25%) = –50% Relative Return

Step 3: Calculate the Payment at Maturity.

Because Long Index Return is less than the Short Index Return, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Relative Return.  Accordingly, the payment at maturity of $500.00 per $10 principal amount Security would be calculated as follows:

$1,000 + ($1,000 × Relative Return)

$1,000 + ($1,000 × –50%) = $500.00

HISTORICAL PERFORMANCE OF THE LONG INDEX

The following graph sets forth the historical performance of the S&P 500® Index based on the daily closing levels of the S&P 500® Index from January 2, 1997 through November 25, 2013.  The closing level of the S&P 500® Index on November 25, 2013 was 1,802.48.

We obtained the closing levels of the S&P 500® Index below from Bloomberg, L.P.  We have not independently reviewed or verified the information obtained from Bloomberg, L.P.  The historical levels of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on any day during the term of the Securities, including on the Final Valuation Date.  We cannot give you assurance that the performance of the S&P 500® Index will exceed the performance of the Barclays U.S. 10Y Treasury Futures Index™, and therefore we cannot assure you of the return of any of your initial investment.

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HYPOTHETICAL HISTORICAL AND HISTORICAL PERFORMANCE OF THE SHORT INDEX

The level of the Barclays US 10Y Treasury Futures Index™ is deemed to have been 100 on January 15, 1997, which is referred to as the “index commencement date”.  The index sponsor began calculating the Barclays US 10Y Treasury Futures Index™ on January 15, 2009.  Therefore, the historical information, including such information provided in the table and graph below, for the period from January 15, 1997 until January 15, 2009, is an historical estimate by the index sponsor using available data as an illustration of how the Barclays US 10Y Treasury Futures Index™ would have performed during the period had the index sponsor begun calculating the Barclays US 10Y Treasury Futures Index™ on the index commencement date using the methodology it currently uses.  This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index.  Historical information for the period from and after January 15, 2009 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources.  The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Barclays US 10Y Treasury Futures Index™ from the index commencement date to November 25, 2013. Neither the estimated historical performance of the Barclays US 10Y Treasury Futures Index™ (for the period from January 15, 1997 until January 15, 2009) nor the actual historical performance of the Index (from the period after January 15, 2009) should be taken as an indication of future performance, and no assurance can be given that the level of the Barclays US 10Y Treasury Futures Index™ will be less than the performance of the S&P 500® Index, and therefore we cannot assure you of the return of any of your initial investment.

Date	Level of the Index
January 15, 1997	100.00
December 31, 1997	104.96
December 31, 1998	111.00
December 31, 1999	100.90
December 29, 2000	111.01
December 31, 2001	114.73
December 31, 2002	131.98
December 31, 2003	134.80
December 31, 2004	140.31
December 30, 2005	139.40
December 29, 2006	137.09
December 31, 2007	145.94
December 31, 2008	170.86
December 31, 2009	164.98
December 31, 2010	177.78
December 31, 2011	200.33
December 31, 2012	207.21
November 25, 2013	202.7262

Hypothetical Historical Performance and Actual Performance of the Index from January 15, 1997 through November 25, 2013

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

INFORMATION RELATING TO THE INDICES

The Long Index

As noted above, the Long Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  For more information about the Long Index, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The Short Index

For more information about the Short Index, see “Proprietary Indices—Barclays 10Y Treasury Futures Index™” in the accompanying index supplement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Factors—Taxes,” in this pricing supplement.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

US$1,000,000

BARCLAYS BANK PLC

RELATIVE PERFORMANCE NOTES LINKED TO THE BARCLAYS 10Y TREASURY FUTURES INDEX™

AND THE S&P 500® INDEX DUE NOVEMBER 29, 2018

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED JULY 19, 2013, THE PROSPECTUS SUPPLEMENT DATED JULY 19, 2013 AND THE INDEX SUPPLEMENT DATED JULY 19, 2013)